Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
March 12, 2014	763-493-6370 / www.mocon.com

MOCON Announces Results for the Fourth Quarter and Year Ended 2013

MINNEAPOLIS, March 12, 2014 – MOCON, Inc. (NASDAQ: MOCO) today reported sales of $14.8 million for the fourth quarter ended December 31, 2013, compared to $15.3 million for the same quarter in 2012. Net income for the fourth quarter was $434,000, or $0.08 per diluted share, compared to $830,000, or $0.15 per diluted share, in the fourth quarter of 2012. Sales for the year ended December 31, 2013, totaled $57.1 million, an increase of 14 percent, compared to $49.9 million for the year ended December 31, 2012. Net income for the year ended December 31, 2013 was $3.5 million, a 73 percent increase over $2.0 for 2012. Diluted earnings per share were $0.61 for the year ended December 31, 2013, compared to $0.35 for the same period in 2012. The annual amounts for 2012 included only nine months of results for Dansensor, which was acquired in April 2012.

“In the 2013 fourth quarter, sales for all three of our major business segments exceeded plan. While sales were 3 percent lower than the year-earlier period, the fourth quarter of 2012 was an uncharacteristically strong sales quarter for MOCON,” said Robert L. Demorest, MOCON president and CEO. “Certain discrete items impacted margins and net income during the current quarter as compared to the preceding quarter. We experienced a quality issue involving certain third party sensor components used in some of our higher-margin instruments which required us to increase our warranty reserve. This also led to a temporary shipping hold and an adjustment in the mix of instruments shipped by our Package Testing business unit, which negatively impacted our gross margin. We have resolved the issue and are again shipping the affected products. Also, we made a one-time compensation adjustment for some of our Dansensor employees as part of our integration plan. These discrete items are behind us and we entered 2014 with a healthy backlog, giving us optimism about the year ahead.”

Sales in the Permeation group rose 7 percent during the 2013 fourth quarter, driven by higher demand for our ultra-sensitive water vapor instrument and a 26 percent increase in consulting and testing revenue. Sales in the Package Testing group were 10 percent lower in the current quarter as compared to the fourth quarter 2012, although still above plan, as shipments of the company’s headspace analyzers and gas mixers remained steady, primarily in the European market. Sales in the Industrial Analyzer group declined 6 percent in the current quarter, as lower shipments of instruments (primarily to the environmental monitoring markets) were partially offset by a strong increase in sales of OEM sensors and detectors.

The MOCON Board of Directors continued its long standing tradition of rewarding the company’s shareholders by recently declaring a quarterly dividend of $0.11 per share to be paid on May 16, 2014, to shareholders of record on May 2, 2014. MOCON has paid dividends for more than 100 consecutive quarters.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the integration and performance of Dansensor, the ability to successfully upgrade our ERP system, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Sales
Products	$13,886	$14,538	$53,974	$47,055
Consulting services	897	713	3,134	2,886
Total sales	14,783	15,251	57,108	49,941

Cost of sales
Products	6,702	6,384	23,972	20,893
Consulting services	505	390	1,867	1,714
Total cost of sales	7,207	6,774	25,839	22,607

Gross profit	7,576	8,477	31,269	27,334

Selling, general and administrative expenses	5,925	5,856	22,454	20,339
Research and development expenses	947	1,026	4,032	3,635
Operating income	704	1,595	4,783	3,360

Other income (expense), net	(73)	(96)	(359)	20
Income before income taxes	631	1,499	4,424	3,380

Income taxes	197	669	963	1,378

NET INCOME	$434	$830	$3,461	$2,002

Net income per common share:
Basic	$0.08	$0.15	$0.62	$0.37
Diluted	$0.08	$0.15	$0.61	$0.35

Weighted average common shares outstanding:
Basic	5,572	5,506	5,545	5,477
Diluted	5,668	5,677	5,640	5,671

BALANCE SHEET DATA: (unaudited)
	December 31, 2013	December 31, 2012
Assets:
Cash and marketable securities	$4,338	$7,911
Accounts receivable, net	12,609	10,652
Inventories	7,471	6,345
Other current assets	3,151	2,005
Total current assets	27,569	26,913
Marketable securities, noncurrent	--	210
Property, plant and equipment, net	5,727	5,350
Investment in affiliated company	3,442	3,304
Goodwill, intangibles and other assets	21,966	21,443

Total assets	$58,704	$57,220

Liabilities and Stockholders’ Equity:
Revolving lines of credit	$4,264	$5,328
Notes payable, current	2,698	2,566
Other current liabilities	9,973	8,600
Total noncurrent liabilities	4,300	6,845
Stockholders’ equity	37,469	33,881

Total liabilities and stockholders’ equity	$58,704	$57,220